Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-226822

September 7, 2018

NIO Inc.

NIO Inc., or the Company, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details of this offering. You may get these documents and other documents the Company has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (1) Morgan Stanley & Co. LLC, Prospectus Department, 2nd Floor, 180 Varick Street, New York, NY, 10014, United States of America, or by calling 1-866-718-1649, or by email at prospectus@morganstanley.com; (2) Goldman, Sachs & Co., 200 West Street, New York, NY, 10282-2198, United States of America, Attention: Prospectus Department, or by calling 1-212-902-1171; (3) J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, United States of America, or by calling 1-866-803-9204; (4) BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, United States of America, Attention: Prospectus Department, or by email at dg.prospectus_requests@baml.com; (5) Deutsche Bank Securities, Attention: Prospectus Group, 60 Wall Street, New York, NY 10005, United States of America, or by calling 1-800-503-4611, or by email at prospectus.cpdg@db.com; (6) Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, United States of America, or by calling 1-800-831-9146; (7) Credit Suisse Securities (USA) LLC, Attention: Prospectus Department at 11 Madison Avenue, New York, NY 10010-3629, United States of America, or by calling 1-800-221-1037, or by email at newyork.prospectus@credit-suisse.com; or (8) UBS Securities LLC, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, NY, 10019, United States of America, or by calling at 1-888-827-7275. You may also access the company’s most recent prospectus dated September 7, 2018, which is included in Amendment No. 3 to the Company’s registration statement on Form F-1, as filed with the SEC via EDGAR on September 7, 2018, or Amendment No.  3, by visiting EDGAR on the SEC website at https://www.sec.gov/Archives/edgar/data/1736541/000119312518269098/d560276df1a.htm

This free writing prospectus reflects the following amendments that were made in Amendment No. 3. All references to page numbers are to page numbers in Amendment No. 3.

(1) Amend the second paragraph on page 60 as follows:

Furthermore, if you are unsuccessful in such arbitration, you may be responsible for the fees of the arbitrator and other costs incurred by the parties in connection with such arbitration pursuant to the deposit agreement.

(2) Amend the second paragraph on page 127 as follows:

Pursuant to the framework agreement, the parties have agreed to cooperate in the following areas: (i) building systematic solutions for electric cars, charging piles and grid network by leveraging each party’s own resources and standardizing electric vehicle charging and battery swap technology, (ii) application of smart vehicle connectivity technology to practice, (iii) innovation in electric vehicle charging and battery swap technology, (iv) the construction and operation of electric vehicle charging and battery swap infrastructure, and (v) the sales, leasing and insurance of electric vehicles. While this framework agreement sets forth certain long-term strategic cooperation principles for cooperation between the State Grid Cooperation of China and us, the actual implementation of such principles would likely require the parties to enter into supplemental agreements covering specific areas of cooperation.

(3) Amend the fourth paragraph on page 196 as follows:

The fees of the arbitrator and other costs incurred by the parties in connection with such arbitration shall be paid by the party or parties that is (are) unsuccessful in such arbitration.